Exhibit 3.1

Delaware

‘The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “KODIAK ENERGY, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF SEPTEMBER, A. D. 2007, AT 2:46 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 04:17 PM 09/17/2007 FILED 02:46 PM 09/17/2007 SRV 071022406 - 3143283 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KODIAK ENERGY, INC.

Pursuant to Section 242 of the
General Corporation Law of Delaware

The undersigned Officers of Kodiak Energy. Inc. (“Corporation”)

DO HEREBY CERTIFY:

FIRST:  The name of the Corporation is Kodiak Energy, Inc.

SECOND: The Certificate of Incorporation of the Corporation Is hereby amended by deleting the fourth paragraph in its entirety and by substituting the following new fourth paragraph in lieu thereof:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is three hundred million (300,000,000) shares, all of which shares shall be designated as the common stock, par value 5.001 per share.*

THIRD: The foregoing Amendment to the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting at stockholders,

IN WITNESS WHEREOF, we have executed this Certificate of Amendment this 20th day of July, 2006.

/s/ William S. Tighe                        William S. Tighe, President

/s/ Mark Hlady                                Mark Hlady, CEO & Chairman of the Board